Exhibit 10.2

Success Fee Letter

CytoSorbents Corporation

7 Deer Park Drive

Suite K

Monmouth Junction, NJ 08852

March 29, 2018

Bridge Bank, a division of Western Alliance Bank

12220 El Camino Real, Suite 100

San Diego, CA 92130

Attn: Bill Wickline

Ladies and Gentlemen:

Reference is herein made to that certain Amended and Restated Loan and Security Agreement (the “Loan Agreement”), dated as of even date herewith, by and between Western Alliance Bank, an Arizona corporation (“Bank”), and CytoSorbents Corporation, a Delaware corporation and CytoSorbents Medical, Inc., a Delaware corporation (individually and collectively, jointly and severally “Borrower”). CytoSorbents Corporation may be referred to herein as “Parent.” Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower hereby agrees to pay to the Bank, an amount equal to 6.37% of the original aggregate amount of Term B Loans made under the Loan Agreement (“Success Fee”), promptly upon the occurrence of the first Liquidity Event (as defined herein) after the date hereof in accordance with the payment instructions that the Bank may provide to Borrower following the receipt of the Liquidity Event Notice. For the purposes of clarification, no Success Fee shall be due hereunder if the Term B Loan has not been made under the Loan Agreement.

As used herein:

“Liquidity Event” means any of the following: (a) a sale or other disposition by either Borrower of all or substantially all of its assets; (b) a merger or consolidation of either Borrower into or with another person or entity, where the holders of such Borrower’s outstanding voting equity securities as of immediately prior to such merger or consolidation hold less than a majority of the issued and outstanding voting equity securities of the successor or surviving person or entity as of immediately following the consummation of such merger or consolidation; (c) a transaction or a series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of either Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of such Borrower, who did not have such power before such transaction; or (d) the closing price per share for Parent’s common stock on stock exchange where shares of Parent’s common stock are traded at the applicable time, the greater of 1) 70% or more over the closing price of the common stock on the date the Amended Loan Agreement is executed (after giving effect to any stock splits or consolidations effected after the date hereof) for five successive business days or 2) 26.13% more than the closing price of the common stock on the date of the funding of the Term B Loan.

Borrower shall give Bank a written notice (“Liquidity Event Notice”) not less than ten (10) days’ prior to the closing of the first Liquidity Event (described in clauses (a) through (c) of the definition of Liquidity Event), and promptly upon the occurrence of the first Liquidity Event described in clause (d) of the definition of Liquidity Event, at the Bank’s address set forth above (or the then current address of the Bank as advised by the Bank to Borrower in writing) via certified mail or a reputable courier service. The Liquidity Event Notice shall include Borrower’s then current address. Bank, upon receipt of the Liquidity Event Notice, shall deliver to Borrower at its then current address as set forth in the Liquidity Event Notice, payment instructions for the Success Fee. If the Success Fee is pursuant to a Liquidity Event described in clause (d) of the definition of the Liquidity Event, at the Borrower’s election, Parent shall in lieu of paying the Success Fee in cash, issue and sell in exchange for the Success Fee (and without any further consideration from the Bank) to the Bank such number of registered shares of Parent’s common stock as would equal the quotient (calculated by rounding up the nearest whole number) obtained by dividing (a) the Success Fee by (b) the volume weighted average price per share of Parent’s common stock for the same five successive business days on which the closing price per share of Parent’s common stock caused the Success Fee to become payable.

The right of Bank to receive the Success Fee and the obligation of the Borrower to pay the Success Fee hereunder shall terminate on the date that is fifth anniversary of the funding date of the Term B Loans but shall survive the termination of the Loan Agreement and any prepayment of the Term B Loans.

Notwithstanding the provisions of the Success Fee Letter dated June 30, 2016 from Borrower to Bank (the “Prior Letter”), Term B Loans made after the date hereof shall serve as the basis for the Success Fee calculated hereunder and shall not constitute “Term Loans” under the Prior Letter.

[Signature Page follows]

Very truly yours,

CYTOSORBENTS CORPORATION

By:	/s/ Kathleen P. Bloch
Name:	Kathleen P. Bloch
Title:	Chief Financial Officer

CYTOSORBENTS MEDICAL, INC.

By:	/s/ Kathleen P. Bloch
Name:	Kathleen P. Bloch
Title:	Chief Financial Officer

ACCEPTED AND AGREED:

WESTERN ALLIANCE BANK

By:	/s/ Lindsay Fouty
Name:	Lindsay Fouty
Title:	Vice President, Portfolio Management